                                                                  Exhibit 23.1



The Board of Directors
The Vons Companies, Inc.

We consent to the incorporation by reference in the registration statements (No. 33-36753, No. 33-37207, No. 33-42232, No. 33-48884, No. 33-51119, No. 33-54581,
No. 33-63803 and No. 333-13677 on Form S-8; and No. 33-42232 and No. 33-51552 on
Form S-3; and No. 333-22837 on Form S-4) of Safeway, Inc. of our report dated January 17, 1997, except for the penultimate sentence in paragraph five of note 7 which is as of March 27, 1997, with respect to the consolidated balance sheets of The Vons Companies, Inc. as of December 31, 1996 and December 31, 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the fifty-two week periods ended December 29, 1996, December 31, 1995 and January 1, 1995, which report appears in the Form 8-K/A of Safeway, Inc. filed on May 1, 1997.





/s/ KPMG Peat Marwick LLP

Los Angeles, California
April 30, 1997